UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2024

Aclaris Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37581	46-0571712
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Lee Road, Suite 103

Wayne, PA 19087

(Address of principal executive offices, including zip code)

(484) 324-7933

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock, $0.00001 par value	ACRS	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

Aclaris Therapeutics, Inc. (the “Company”) is filing this Current Report on Form 8-K/A (Amendment No. 1) (the “8-K/A”) in order to amend its previously filed Current Report on Form 8-K, as filed with the Securities and Exchange Commission on January 19, 2024 (the “Initial 8-K”). The Initial 8-K was filed to disclose the appointment of Neal Walker as the Company’s Interim Chief Executive Officer and President (the “Interim CEO”). This 8-K/A amends Item 5.02 of the Initial 8-K in order to provide a description of the compensation agreement between the Company and Neal Walker that was previously omitted from the Initial 8-K as permitted by Instruction 2 of Item 5.02 of Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)Departure of Douglas Manion as Chief Executive Officer and President and Director

On January 15, 2024, the Company and Douglas Manion mutually agreed that Dr. Manion will step down as the Company’s Chief Executive Officer and President and resign from the Board of Directors (the “Board”), effective January 16, 2024. Dr. Manion’s resignation from the Board was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

(c)Appointment of Neal Walker as Interim Chief Executive Officer and President and Entry into Letter Agreement with Neal Walker

In connection with the departure of Dr. Manion, on January 15, 2024, the Board appointed Neal Walker as the Company’s Interim Chief Executive Officer and President, effective January 17, 2024. Dr. Walker will continue to serve as the Chair of the Board.

Biographical information about Dr. Walker is contained in the Company’s Definitive Proxy Statement for the Company’s 2023 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 20, 2023 under the caption “Election of Directors” and is incorporated herein by reference. There are no arrangements or understandings between Dr. Walker and any other person pursuant to which he was selected as an officer of the Company, and there is no family relationship between Dr. Walker and any of the Company’s other directors or executive officers. There are no related party transactions between Dr. Walker and the Company that would require disclosure under Item 404(a) of Regulation S-K. Dr. Walker has previously entered into the Company’s standard form of indemnification agreement.

On January 31, 2024, in connection with Dr. Walker’s appointment as the Company’s Interim CEO, the Company and Dr. Walker entered into a letter agreement effective January 17, 2024 (the “Letter Agreement”) setting forth the terms of his employment. Pursuant to the Letter Agreement, Dr. Walker’s employment with the Company is temporary and may be terminated by the Board at any time. Dr. Walker will receive an annual base salary of $500,000 and will be eligible to receive a cash bonus equal to 60% of his base salary (pro rated based on time of service), subject to the achievement of performance goals established by the Board (the “Performance Goals”).

Dr. Walker was also granted a nonqualified stock option to purchase 497,000 shares of the Company’s common stock with an exercise price of $1.20 per share, which was the closing price of the Company’s common stock on the date of grant, and a restricted stock unit award for 142,000 shares of the Company’s common stock under the Company’s 2015 Equity Incentive Plan (the “2015 Plan”), each effective as of February 1, 2024. The option will vest and become exercisable, and the restricted stock units will vest, in equal monthly installments over 15 months subject to Dr. Walker’s Continuous Service (as defined in the 2015 Plan) as the Interim CEO to the Company as of each such vesting date, provided that in the event he ceases to be Interim CEO but continues to provide Continuous Service to the Company in any capacity, such awards will continue to vest in the event that the Board determines in its sole discretion that he achieved the Performance Goals prior to the cessation of his employment as Interim CEO. The equity awards will accelerate vesting and exercisability in full upon a Change in Control (as defined in the 2015 Plan). In addition, during the term of his employment as Interim CEO, Dr. Walker will not be eligible to receive compensation pursuant to the Company’s non-employee director compensation policy.

The foregoing description of the Letter Agreement is not complete and is qualified in its entirety by reference to the Letter Agreement, which the Company intends to file as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACLARIS THERAPEUTICS, INC.

	By:	/s/ Kevin Balthaser
Date: February 5, 2024		Kevin Balthaser
Chief Financial Officer